Exhibit 10.2

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to Amended and Restated Executive Employment Agreement (this “Amendment”), by and between Teladoc Health, Inc., a Delaware corporation (“Teladoc”), and Mr. Jason Gorevic, an individual resident in the State of New York (“Executive”), is made as of October 29, 2019.

Recitals

A.        Teladoc and Executive are parties to that certain Amended and Restated Executive Employment Agreement, dated as of June 16, 2015, as modified by that certain Waiver of Good Reason, dated November 1, 2017 (the “Agreement”).

B.        Teladoc and Executive desire to make certain changes to the Agreement, as set forth in this Amendment.

Terms and Conditions

In consideration of the mutual covenants contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Amendments.

1.1.    Except as otherwise set forth in this Amendment, capitalized terms have the meaning given them in the Agreement.

1.2.    A Section 3(e) is hereby added to the Agreement, as follows:

“(e)     Governance Policies.  During and, to the extent required by applicable law, regulation or exchange listing requirement, following the Term, Executive shall be subject to all of the Company’s corporate governance and executive compensation policies in effect from time to time, including any stock ownership guidelines and the Company’s executive compensation recovery policy.”

1.3.    Section 5(d)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(ii)    Cause.  For purposes of this Agreement, “Cause” shall mean: (A) the willful and continued failure by Executive to substantially perform his duties to the Company (other than any such failure resulting from Executive’s incapacity due to Disability), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties, which is not cured within thirty (30) days after notice of such failure has been given to Executive by the Company; (B) the willful engaging by Executive in misconduct that is significantly injurious to the Company, monetarily, in reputation or otherwise, including any conduct that is in violation of the written employee workplace policies of the Company; or (C) Executive’s commission of any felony, or any crime involving dishonesty in respect of the business or affairs of the Company or any of its subsidiaries.  No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.”

1.4.    Section 5(b)(ii) of the Agreement is hereby amended by adding the words “in connection therewith or” immediately after the words “during the Term and,” in the second line of the first sentence thereof.

1.5.    Section 5(d)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(iii)   Good Reason.  For purposes of this Agreement, “Good Reason” shall mean one or more of the following, without Executive’s consent: (A) there is a material reduction in aggregate amount of Executive’s Base Salary and Target Bonus without Executive’s consent (except where there is a general reduction applicable to the management team generally); (B) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties below the position of a Chief Executive Officer of the Company; (C) Executive is no longer a member of the Board (other than as a result of a stockholder vote, by reason of resignation of such Board membership, termination of Executive’s employment hereunder with Cause or if Executive resigns without Good Reason); (D) Executive is required by the Company to relocate his residence outside of Harrison, New York, or to relocate his principal place of employment outside of the New York City metropolitan area;  (E) the failure of the Company to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume this Agreement as contemplated in Section 10(m) of this Agreement; or (F) any material breach by the Company of this Agreement.  Furthermore, any provision of this Agreement to the contrary notwithstanding, “Good Reason” shall be deemed to exist if, in connection with or following a Change of Control, the Company’s common stock ceases to be publicly traded on a national securities exchange, unless Executive becomes (or continues as) the Chief Executive Officer of the ultimate parent entity, or successor to, the Company in such Change of Control, and the common stock of such parent entity or successor, as applicable, is publicly traded on a national securities exchange.  It is understood that Executive must assert any termination for Good Reason by written notice to the Company no later than ninety  (90) days following the date on which arises the event or events giving the Executive the right to assert such a termination, and the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.  In no instance will a resignation by Executive be deemed to be for Good Reason if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.”

1.6.    A Section 10(m) is hereby added to the Agreement, as follows:

“(m)   Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or to any of its Affiliates.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company to assume this Agreement.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.”

2.   Other Provisions.  Except as expressly set forth above, each and every provision of the Agreement shall remain unchanged and in full force and effect.

3.   General Provisions.  The provisions of Sections 9 and 10 of the Agreement shall govern this Amendment, to the fullest extent applicable and are hereby incorporated into this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

MR. JASON GOREVIC,	TELADOC HEALTH, INC.,
an individual resident in the		a Delaware corporation
State of New York

/s/ JASON GOREVIC	By:	/s/ ADAM VANDERVOORT
	Name:	Mr. Adam C. Vandervoort
	Title:	Chief Legal Officer